Exhibit 8.2
FORM OF BREDIN PRAT TAX OPINION
Peugeot S.A.
Centre Technique de Vélizy
Route de Gisy
78140 Vélizy Villacoublay
France
Paris, [●], 2020

Ladies and Gentlemen:
We have acted as your French tax counsel with respect to certain French tax consequences of the proposed combination of Fiat Chrysler Automobiles N.V. (“FCA”), a Dutch public limited liability company, and Peugeot S.A. (“PSA”), pursuant to which PSA shall be merged with and into FCA, with FCA continuing as the surviving corporation (the “Combination”), on the terms and conditions set forth in the Combination Agreement dated December 17, 2019 (including the exhibits thereto, the “Combination Agreement”) by and between FCA and PSA.
This opinion is being delivered in connection with the registration statement filed with the Securities and Exchange Commission (“SEC”) on Form F-4 (Registration No. [●]) on the date hereof (the “Registration Statement”) relating to the Combination and to which this opinion appears as an exhibit.
This opinion is limited to and is given on the basis of the internal laws of France and we do not purport to be qualified to opine upon, and we express no opinion herein as to the laws of any jurisdiction other than the internal laws of France. In this opinion, unless otherwise specified, the terms “law”, “legislation” and all terms of similar import refer to internal French laws and regulations in full force and effect in France on the date hereof.
Assumptions
In rendering this opinion, we are relying upon: (i) the Registration Statement and (ii) the Combination Agreement.
We have assumed that: (i) the Combination will be effected in accordance with the Registration Statement and, in all material respects, the Combination Agreement; (ii) all statements of facts, including statements of foreign law, and information contained in the Combination Agreement and the Registration Statement (other than, for the avoidance of doubt, statements of opinion of French tax law under the caption “Material French Tax Considerations – French Taxation of the Merger (Exchange of PSA Ordinary Shares for Stellantis Common Shares)” included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein) are accurate and complete as at the date of this opinion; (iii) there are no provisions of the laws of any jurisdiction other than France which would affect or have any adverse implication on the opinion we express; and (iv) the Combination is the result of arm’s length negotiations conducted by and among the parties thereto and their respective counsels.
We have also assumed that all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals or, if submitted as duplicates or certified or conformed copies, that they faithfully reproduce the originals thereof and that such documents have not been amended, modified or revoked by any subsequent document, instrument and action not identified to us and remain in full force and effect as at the date hereof.

Reservations
We have not been responsible for investigating or verifying the accuracy of the facts or statements of foreign law or the reasonableness of any statements of opinion or intention contained in any document provided to us], or for verifying that no material facts or provisions have been omitted therefrom.
Our opinion is based on the laws, regulations and applicable tax treaties in force in France as of the date hereof, all of which are subject to change, possibly with retroactive effect. Accordingly, a change in applicable law may affect our opinion. In addition, any variation or difference in the facts and assumptions set forth in the Combination Agreement, the Registration Statement and in this letter may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any respect.
We assume no duty to update the opinion contained in this letter or to inform you or any other person of any subsequent changes in (i) the matters stated or represented in the documents described above or assumed herein or any other circumstance that occurs or is disclosed to us which might impact the opinion contained in this letter or (ii) the laws, regulations, practice and applicable tax treaties in force in France.
Furthermore, our opinion is not binding on the French tax authorities or the courts, and there is no assurance that the French tax authorities or a court will not take a contrary position. We express our opinion only as to those matters specifically set forth herein, and no opinion has been expressed or should be inferred as to the tax consequences of the Combination under any foreign laws or with respect to other areas of French tax law.
Some French legal concepts expressed in the Registration Statement are expressed in English and such English terminology may have a different meaning under the laws of other jurisdictions. Such concepts have the meaning ascribed to them under French law, irrespective of their English translation.
Opinion
We hereby confirm to you that, insofar as it relates to matters of French tax law, the statements under the caption “Material French Tax Considerations – French Taxation of the Merger (Exchange of PSA Ordinary Shares for Stellantis Common Shares)” included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion and fairly reflects French tax law as in force as of the date hereof.
We express no opinion as to any law, any agreement, instrument or other document or as to any liability to tax which may arise or be suffered as a result of or in connection with the Combination, in each case other than as specified in the previous paragraph.
Disclosure and reliance
This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement. We have not been responsible for advising any shareholder of PSA in connection with the Combination and the delivery of this opinion should not be treated as a substitute for comprehensive legal advice in connection with the Combination or any other contemplated transaction. Shareholders of PSA should thus consult their own tax advisors with respect to the tax consequences to them of the Combination.
We hereby consent to the filing of this opinion with the SEC as Exhibit [●] to the Registration Statement. We also consent to the references to our firm under the caption “Material French Tax Considerations – General” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.
This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by, and to be construed with, internal French law. Any dispute arising therefrom or in connection therewith shall be determined under internal French law and shall be submitted to the exclusive jurisdiction of the appropriate courts in the jurisdiction of the Court of Appeal of Paris, France.
Very truly yours,